FORM 5
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).
[ ]Form 3 Holdings Reported
[x]Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Merkel         Joelen             K.     |    Symbol
(Last)         (First)          (Middle) |    Chris-Craft Industries, Inc.
     Chris-Craft Industries,Inc.         |    (CCN)
   5355 Town Center Rd., Suite 200       | ------------------------------------
              (Street)                   | 3. IRS or Social Security Number of
Boca Raton      FL                33486  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/99                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
      Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
Senior Vice President and Treasurer |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of      6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities       Form:           Indirect
                          (Month/Day/Year)                      or Disposed        Beneficially     Direct (D) or   Beneficial
                                                                of (D)             Owned at End     Indirect (I)    Ownership
                                                                                   of Issuer's
                                             Code   V       Amount    (A)  Price   Fiscal Year
                                                                      or
                                                                      (D)


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

FORM  5 (Continued)     Table II-Derivative Securities Acquired, Disposed
                                 of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1. Title of            2. Conversion or     3. Transaction  4. Transaction  5. Number of        6. Date
   Derivative             Exercise Price       Date            Code            Derivative          Exercisable
   Security               of Derivative        (Month/                         Securities          and Expiration
                          Security             Day/Year)                       Acquired (A)        Date
                                                                               or Disposed         (Month/Day/Year)
                                                                               of (D)              Date         Expiration
                                                               Code  V         (A)      (D)        Exercisable  Date
Employee stock option     46.6626              01/08/99        A                72,099             01/08/00*    01/07/09
  (right to buy)
Employee stock option     46.6626              01/08/99        A                46,350             01/08/00*    01/07/04
  (right to buy)
Employee stock option     57.5000              09/28/99        A               150,000             09/28/00**   09/27/09
  (right to buy)

7. Title and Amount of       8. Price of             9. Number of            10. Ownership     11. Nature
   Underlying Securities        Derivative              Derivative               Form of           of
                                Security                Securities               Derivative        Indirect
                                                        Beneficially             Security:         Beneficial
                                                        Owned at End             Direct (D)        Ownership
                                                        of Year                  or
                                                                                 Indirect (I)
Title           Number
                of Shares
Common Stock     72,099      --                          72,099                  D

Common Stock     46,350      --                          46,350                  D

Common Stock    150,000      --                         150,000                  D

Explanation of Responses:
* Option becomes exercisable as to one-third of shares covered thereby annually, beginning on first anniversary of date of grant.
**Option becomes exercisable as to 50% of shares covered thereby on 4th anniversary of date of grant and as to remainder on 5th such anniversary.

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/s/ Joelen K. Merkel                           January 26, 2000
-------------------------------------         ------------------
 Signature of Reporting Person                      Date